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                                                                     EXHIBIT 8.1

                                Andrews Kurth LLP
                             600 Travis, Suite 4200
                              Houston, Texas 77002

                                 October 7, 2003

The Houston Exploration Company
1100 Louisiana, Suite 2000
Houston, Texas 77002-5215

Ladies and Gentlemen:

            We have acted as special counsel to The Houston Exploration Company, a Delaware corporation (the "Corporation"), in connection with the preparation and filing of the Registration Statement on Form S-4 (Reg. No. 333-106836) (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration under the Act of $175,000,000 aggregate principal amount of 7% Senior Subordinated Notes due 2013 (the "Exchange Notes") to be offered by the Corporation in exchange (the "Exchange Offer") for a like principal amount of its issued and outstanding 7% Senior Subordinated Notes due 2013.

            In arriving at the opinion expressed below, we have examined the Registration Statement, including the prospectus included therein and the documents incorporated by reference therein, and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

            Subject to the qualifications and assumptions stated in the Registration Statement and the limitations and qualifications set forth herein, the description of the United States federal income tax consequences appearing under the heading "Material U.S. Federal Income Tax Considerations" in the prospectus contained in the Registration Statement constitutes our opinion of the material United States federal income tax consequences to the holders described therein of the Exchange Offer and the ownership and disposition of the Exchange Notes.

            This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.
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The Houston Exploration Company
October 7, 2003
Page 2


            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission issued thereunder.

                                    Very truly yours,

                                    /s/ Andrews Kurth LLP